-12-

                           THE DEWOLFE COMPANIES, INC


Exhibit  11.0       Statement Re: Computation of Per Share Earnings

                                       Three Months Ended              Six Months Ended
                                            June 30,                       June 30,
                                            --------                       --------
                                        1997               1996       1997               1996
                                        ----               ----       ----               ----
Weighted Average
Shares Outstanding                    3,279,000      3,296,000       3,291,000      3,294,000


Net effect of dilutive stock
options-based on the treasury
stock method using
the period end market price if
higher than average market price         73,000        215,000          73,000        216,000
                                      ---------     ----------      ----------     ----------

Total                                 3,352,000      3,511,000       3,364,000      3,510,000
                                      =========     ==========      ==========     ==========


Net Income                           $1,206,000     $1,549,000      $1,140,000     $1,755,000
                                      =========     ==========      ==========     ==========


Net Income Per Share                      $0.36          $0.44           $0.34          $0.50
                                      =========     ==========      ==========     ==========